Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

SECOND QUARTER OF FISCAL 2013

Company Announces 17 Percent Increase In Quarterly Dividend and

Increase In Share Repurchase Authorization

Calabasas Hills, CA — July 24, 2013 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the second quarter of fiscal 2013, which ended on July 2, 2013.

Total revenues were $470.1 million in the second quarter of fiscal 2013 as compared to $454.7 million in the prior year second quarter.  Net income and diluted net income per share were $28.6 million and $0.52, respectively, in the second quarter of fiscal 2013.

The Company recorded a pre-tax charge during the second quarter of fiscal 2013 related to the planned relocation of two The Cheesecake Factory restaurants.  The amount of the charge was approximately $1.5 million, which decreased diluted net income per share by approximately $0.02.  Excluding this item, net income was $29.5 million and diluted net income per share was $0.54.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 0.8% in the second quarter of fiscal 2013.

By concept, comparable restaurant sales grew 0.9% at The Cheesecake Factory and grew 0.1% at Grand Lux Cafe.

“We delivered our 14th consecutive quarter of positive comparable sales in the second quarter, and we continued to outperform the industry.  Our strategy is to leverage the strength of our brand to drive sales at full margins.  We can accomplish this because our concept is highly differentiated, relevant to consumer tastes and preferences, and we execute very well on food and service,” said David Overton, Chairman and Chief Executive Officer.  “We increased our operating margins, as we make ongoing progress toward recapturing our peak margin levels.  Our improvement in profitability was accomplished while maintaining excellent guest satisfaction scores, delivering the high quality, consistent dining experience that we are known for,” continued Overton.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Development

The Company continues to expect to open as many as eight to ten new restaurants in fiscal 2013, of which one new restaurant opened in the second quarter in Knoxville, Tennessee.

Internationally, the Company now expects one new The Cheesecake Factory restaurant to open in the Middle East during fiscal 2013 under a licensing agreement.

Capital Allocation

The Company also announced today that its Board of Directors approved an increase in its quarterly dividend equating to 17%.  The Company’s Board of Directors declared a quarterly cash dividend of $0.14 per share on the Company’s common stock.  The dividend is payable on August 20, 2013 to shareholders of record at the close of business on August 7, 2013.

During the second quarter of fiscal 2013, the Company repurchased 87 thousand shares of its common stock at a cost of $3.3 million.  Year-to-date, the Company repurchased 1.3 million shares of its common stock at a cost of $45.3 million.

The Company now expects to allocate as much as $125 million toward share repurchases in the second half of fiscal 2013.  In addition, the Company’s Board of Directors increased its share repurchase authorization by 7.5 million shares to 48.5 million shares.

“With industry-leading average restaurant volumes above $10 million per year, our restaurants generate a substantial amount of cash.  The increase in our quarterly dividend and significant amount of planned share repurchases over the next six months reflect our commitment to effectively utilize our capital to increase shareholder value,” concluded Overton.

Conference Call and Webcast

A conference call to review the Company’s results for the second quarter of fiscal 2013 will be held today at 2:15 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through August 24, 2013.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 175 full-service, casual dining restaurants throughout the U.S., including 163 restaurants under The Cheesecake Factory® mark; 11 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, three The Cheesecake Factory® restaurants operate under a licensing agreement.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  To learn more about the Company, visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to deliver comparable sales increases and leverage those sales increases; the Company’s ability to outperform the casual dining industry; the Company’s ability to increase sales at full margins; the Company’s ability to maintain its relevance to consumers; the Company’s ability to deliver operating margin and earnings per share growth; the Company’s ability to increase its guest satisfaction scores;  the Company’s ability to continue to expand domestically and internationally; the Company’s ability to increase shareholder value through dividends and share repurchases; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		26 Weeks Ended		26 Weeks Ended
	July 2, 2013		July 3, 2012		July 2, 2013		July 3, 2012
Consolidated Statements of Operations	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$470,118	100.0%	$454,749	100.0%	$933,136	100.0%	$890,503	100.0%
Costs and expenses:
Cost of sales	112,947	24.0%	111,019	24.4%	227,240	24.3%	218,617	24.5%
Labor expenses	151,162	32.2%	146,086	32.1%	302,145	32.4%	289,066	32.5%
Other operating costs and expenses	113,805	24.2%	108,870	23.9%	224,783	24.1%	214,758	24.1%
General and administrative expenses	27,811	5.9%	26,278	5.8%	56,600	6.1%	54,943	6.2%
Depreciation and amortization expenses	19,215	4.1%	18,509	4.1%	38,445	4.1%	36,807	4.1%
Impairment of assets and lease terminations	1,505	0.3%	—	0.0%	2,149	0.2%	—	0.0%
Preopening costs	2,503	0.5%	3,017	0.7%	3,817	0.4%	5,123	0.6%
Total costs and expenses	428,948	91.2%	413,779	91.0%	855,179	91.6%	819,314	92.0%
Income from operations	41,170	8.8%	40,970	9.0%	77,957	8.4%	71,189	8.0%
Interest and other (expense)/income, net	(1,271)	(0.3)%	(838)	(0.2)%	(2,581)	(0.3)%	(1,986)	(0.2)%
Income before income taxes	39,899	8.5%	40,132	8.8%	75,376	8.1%	69,203	7.8%
Income tax provision	11,316	2.4%	11,733	2.6%	21,501	2.3%	20,082	2.3%
Net income	$28,583	6.1%	$28,399	6.2%	$53,875	5.8%	$49,121	5.5%

Basic net income per share	$0.54		$0.53		$1.02		$0.92
Basic weighted average shares outstanding	52,892		53,155		52,574		53,417

Diluted net income per share	$0.52		$0.52		$0.99		$0.89
Diluted weighted average shares outstanding	55,073		55,091		54,692		55,376

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$424,845		$408,933		$837,396		$799,680
Other	45,273		45,816		95,740		90,823
	$470,118		$454,749		$933,136		$890,503

Income from operations:
The Cheesecake Factory restaurants	$62,718		$64,820		$121,955		$118,631
Other	5,106		3,218		9,606		6,729
Corporate	(26,654)		(27,068)		(53,604)		(54,171)
	$41,170		$40,970		$77,957		$71,189

Selected Consolidated Balance Sheet Information	July 2, 2013	January 1, 2013
Cash and cash equivalents	$130,623	$83,569
Total assets	1,124,887	1,092,167
Total liabilities	490,591	512,441
Stockholders’ equity	634,296	579,726

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
Supplemental Information	July 2, 2013	July 3, 2012	July 2, 2013	July 3, 2012
Comparable restaurant sales percentage change	0.8%	1.7%	1.1%	2.0%
Restaurants opened during period	1	1	1	2
Restaurants open at period-end	175	172	175	172
Restaurant operating weeks	2,263	2,225	4,554	4,437

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the second quarter and year-to-date fiscal 2013 and fiscal 2012 net income and diluted net income per share excluding the impact from certain items.  Additional detail regarding the second quarter fiscal 2013 item can be found on the first page of this press release.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 2, 2013	July 3, 2012	July 2, 2013	July 3, 2012
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$28,583	$28,399	$53,875	$49,121
After-tax impact from:
- Impairment of assets and lease terminations (1)	903	—	1,289	—
- Proceeds from variable life insurance contract (2)	—	(419)	—	(419)
Net income (non-GAAP)	$29,486	$27,980	$55,164	$48,702

Diluted net income per share (GAAP)	$0.52	$0.52	$0.99	$0.89
After-tax impact from:
- Impairment of assets and lease terminations (1)	0.02	—	0.02	—
- Proceeds from variable life insurance contract (2)	—	(0.01)	—	(0.01)
Diluted net income per share (non-GAAP)	$0.54	$0.51	$1.01	$0.88

(1)         The pre-tax amounts associated with this item were $1,505 in the second quarter of fiscal 2013 and $644 in the first quarter of fiscal 2013, and were recorded in impairment of assets and lease terminations.

(2)         This item was non-taxable and was recorded in interest and other (expense)/income, net.

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